    As filed with the Commission on December 6, 1999   File No. 333-[ ]

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ----------
                               XTRA CORPORATION
                   (Exact name of issuer as specified in its
                                   charter)

          Delaware                                         06-0954158
-------------------------------                        ------------------
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                         Identification No.)

                                XTRA Corporation
                                60 State Street
                           Boston, Massachusetts  02109
           ----------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                XTRA CORPORATION
                           1997 STOCK INCENTIVE PLAN
                           -------------------------
                            (Full title of the plan)

                                Michael J. Soja
              Vice President, Finance, and Chief Financial Officer
                                XTRA Corporation
                                60 State Street
                               Boston, MA  02109
                                 (617) 367-7810
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
Title of                     Amount             Proposed maximum           Proposed            Amount of
Securities                   to be              offering                   maximum             registration
to be                        registered         price per                  aggregate           fee/(2)/
registered                                      share/(1)/                 offering
                                                                           price/(1)/
-----------------------------------------------------------------------------------------------------------
Common Stock                 500,000/(3)/       $ 45.46                    $ 22,731,960.00     $ 6,001.24
par value, $.50
-----------------------------------------------------------------------------------------------------------

(1) Represents the weighted average price of shares registered hereunder determined as follows:

    The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 500,000 shares of Common Stock, par value $.50 per share, to be registered hereunder, 306,500 shares are subject to options at an average exercise price of $47.18 per share. In addition, 86,500 of the 500,000 shares of Common Stock have been issued as restricted stock with a value of $4,008,410.00. The offering price of $39.84 per share for the remaining 107,000 shares not subject to options on the date hereof has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices for the

                            Exhibit Index on Page 9

    Common Stock of XTRA Corporation reported on the New York Stock Exchange on November 30, 1999.

(2) Registration fee consists of (a) $3,817.62 payable in respect of 306,500 shares subject to options at an average exercise price of $47.18 per share on the date hereof, (b) $1,058.22 payable in respect of 86,500 shares of restricted stock with the value of $4,008,410.00, and (c) $1,125.40 payable in respect of 107,000 shares not yet subject to options on the date hereof, calculated as described in footnote 1 above.

(3) Plus such indeterminate number of additional shares of Common Stock as may be required in the event of a stock dividend, reverse stock split or combination of shares, recapitalization or other change in the Company's capital stock.

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     XTRA Corporation (the "Registrant" or the "Company") hereby incorporates the following documents herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act").

     (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1998, March 31, 1999, and June 30, 1999.

     (c) The Registrant's Current Reports on Form 8-K dated February 11, 1999, March 22, 1999, April 30, 1999, May 7, 1999, and August 9, 1999.

     (d) The description of the Company's Common Stock, $.50 par value, contained in the Company's Registration Statement on Form 10 in respect of the Company's Common Stock, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15 of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     The General Corporation Law of the State of Delaware, in which XTRA Corporation is incorporated, gives a corporation power to indemnify any of its officers or directors against certain expenses, judgments, fines, and amounts paid in settlement in connection with certain actions, suits or proceedings, provided generally, that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

     The Certificate of Incorporation of XTRA Corporation includes the following provision:

     This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, or claim; provided, however, that the
                                            --------  -------
foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of such repeal or modification.

     In addition the Company maintains a directors' and officers' liability insurance policy.

     The Company has entered into Indemnification Agreements, the form of which was approved by the stockholders of the Company, with certain officers of the Company and its subsidiaries, including XTRA, Inc. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of officers beyond that provided by Article 9 of the Company's Certificate of Incorporation described above. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of any request and that a determination of entitlement must be made within sixty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of the Company (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although the Company may overcome this presumption), the indemnified party may require that independent counsel make the determination of entitlement and may choose such course, subject to objection by the Company on limited grounds. If a determination of entitlement is made, the Company is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement, he or she is entitled to seek a de novo determination from a court. The Company is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of the particular agreement.

Item 8.  Exhibits.
         --------

Exhibit                                                      Page
Number                                                      Number
------                                                      ------

5         Opinion of Ropes & Gray                             10

23.1      Consent of Independent Public Accountants           11

23.2      Consent of counsel (included in Exhibit 5)

Item 9.   Undertakings.
          ------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that
                                                --------  -------
paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof;
----

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                               ---------

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts, on this 6th day of December, 1999.

                              XTRA CORPORATION


                              By:/s/ Michael J. Soja
                                 -----------------------------------
                                MICHAEL J. SOJA,
                                Vice President, Finance, and Chief Financial
                                    Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Title:                                        Date:


/s/ Lewis Rubin                                    December 6, 1999
-------------------------------------
LEWIS RUBIN,  President,
Chief Executive Officer, and Director
(Principal Executive Officer)



/s/ Michael J. Soja                                December 6, 1999
-------------------------------------
MICHAEL J. SOJA,  Vice President,
Finance and Chief Financial Officer
(Principal Financial Officer)



/s/ Thomas S. McHugh                               December 6, 1999
-------------------------------------
THOMAS S. McHUGH, Controller
(Principal Accounting Officer)

Title:                                        Date:


/s/ Michael D. Bills                               December 6, 1999
-------------------------------------
MICHAEL D. BILLS, Director


/s/ H. William Brown                               December 6, 1999
-------------------------------------
H. WILLIAM BROWN, Director


/s/ Michael N. Christodolou                        December 6, 1999
-------------------------------------
MICHAEL N. CHRISTODOLOU, Director


/s/ Robert B. Goergen                              December 6, 1999
-------------------------------------
ROBERT B. GOERGEN, Director


/s/ Martin L. Solomon                              December 6, 1999
-------------------------------------
MARTIN L. SOLOMON, Director

                                 EXHIBIT INDEX


EXHIBIT                                                      PAGE
-------                                                      ----

5.        Opinion of Ropes & Gray                             10

23.1      Consent of Independent Public Accountants           11

23.2      Consent of counsel (included in Exhibit 5)